Exhibit 10.1

October 14, 2024

Christopher Kelly

Re: Separation Agreement and General Release

Dear Chris:

This letter sets forth the agreement (the “Agreement”) between you and TILT Holdings Inc. (the “Company”) regarding your resignation from employment with the Company, effective today, October 14, 2024 (the “Separation Date”).

Regardless of whether you sign this Agreement, within the time period required by applicable law, you will receive payment of all wages earned through the Separation Date, including payment for all vacation days that you have earned but not used through the Separation Date. You will also be reimbursed for all approved business-related expenses, provided you provide proof of same as required by Company policy within fourteen (14) days of the Separation Date.

On the Separation Date, your employment with the Company will terminate, you will be deemed to have resigned from any and all positions and offices that you hold with the Company or any of its affiliates, without any further action required therefor, and you will no longer be eligible to participate in any of the Company’s bonus plans or employee benefits plans, except as specifically provided by law, by this Agreement, or by the terms of the plans themselves.

In addition, if you timely sign (and do not rescind) this Agreement, and provided you comply with all of its terms, you will receive the separation benefits described below.

You and the Company agree as follows:

1.Separation Benefits.  In consideration for the mutual promises set forth herein:
(a)The Company will continue to pay your current base salary for twelve (12) months following the Separation Date (the “Separation Pay”).  The Separation Pay will be subject to applicable withholdings and deductions and made in accordance with the Company’s regular payroll practices.  The first installment of the Separation Pay shall be paid on the next regular Company payroll date following the expiration of the seven (7) day rescission period described in Section 14(h) below and shall include any retroactive amounts accrued; provided, however, that the Separation Pay shall cease if the Executive begins employment with another organization before all Separation Pay scheduled to be paid by the Company to you has been paid;.
(b)To the extent that you are eligible for and choose to continue your current coverage under the Company’s health and dental insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will contribute toward the premium for such continued coverage for eighteen (18) months

Exhibit 10.1

following the Separation Date at the same rate it contributes toward the premium for active employees.
(c)The Company will accelerate vesting for the total of 281,250 RSUs scheduled to be vested March 1, 2025 and March 1, 2026 in accordance with Section 6.2(c)(B) of the December 1, 2022 TILT Executive Agreement with Christoper Kelly.
(d)The Company will waive your post-termination non-competition, non-interference, and non-solicitation obligations set forth in Sections 8, 9 and 10, respectively, of the December 1, 2022 TILT Executive Agreement with Christopher Kelly.
(e)The Company’s provision of the benefits in this Section 1 (the “Separation Benefits”) to you are contingent upon your compliance with the terms of this Agreement.  You acknowledge and agree that the Separation Benefits are over and above anything owed to you by law, contract, or under the policies of the Company, and that they are being provided to you expressly in exchange for you entering into this Agreement.
2.General Release.
(a)In consideration of the mutual promises contained herein, on behalf of yourself, your agents, assignees, attorneys, heirs, executors and administrators, you agree and do release and forever discharge the Company, its predecessors, successors, assigns, parents, investors, subsidiaries and affiliates, and its and their present and former officers, directors, employees and agents, individually and in their official capacities (collectively, the “Releasees”) to the greatest extent permitted by law from any and all claims and causes of action, of whatever kind or nature, known or unknown, including but not limited to those arising out of or relating to your employment by the Company or your separation from employment.  This release includes, but is not limited to, any claims you may have under any federal, state, or local employment laws and any federal, state, or local laws prohibiting discrimination, harassment, or retaliation in employment, including but not limited to Title VII of the Civil Rights Act of 1964, any other provision of any of the federal Civil Rights Acts, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA, 29 USC §§ 623 et seq.) as amended by the Older Workers Benefit Protection Act (OWBPA, 29 U.S.C. § 621), A.R.S. §§ 23-1501 to 23-1502, and the Arizona Civil Rights Act (A.R.S. § 41-1463); claims under the Employee Retirement Income Security Act, the National Labor Relations Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act and any similar state law; claims under any federal, state or local leave laws, including but not limited to the Family Medical Leave Act; claims for unpaid salary, wages, commissions, bonuses or other compensation under any federal, state or local wage and hour laws or wage claim statutes, including but not limited to A.R.S. §§ 23-350 to 23-362; claims alleging any legal restriction on the Company’s right to terminate its employees; any personal injury claims, including without limitation, wrongful discharge, detrimental reliance, violation of privacy rights, defamation, misrepresentation, tortious interference with contract or business expectancy, and emotional distress; claims alleging breach of express or implied contract; and claims for compensatory, emotional or mental distress damages, punitive or liquidated damages, attorney fees, costs, interests or penalties.

Exhibit 10.1

(b)This release of claims in Section 2(a) does not include the release of your right to enforce the terms of this Agreement, any claims that cannot be released by law, or any future claims that have not arisen as of the date that you signed this Agreement.  Further, you will not be waiving any rights you may have under the Company’s employee benefit plans and such rights shall be governed by the terms of those plans and applicable law. For the avoidance of doubt, the release of claims in Section 2(a) does not include any claim under the Arizona Fair Wages and Healthy Families Act, the workers compensation or unemployment compensation statutes, or any other claim, which, as a matter of law, cannot be released by private agreement.
3.No Pending Suits.  You represent that you have not filed any lawsuit or complaint against the Company or any of the other Releasees in any court of law or administrative agency that is pending as of the date you sign this Agreement.  While the release of claims in Section 2(a) nor any other provision of this Agreement is intended to preclude you from filing an administrative charge with, or testifying, assisting, or participating in an investigation, hearing, or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, you further agree to waive any right to accept any monetary award obtained on your behalf from any Releasee by the EEOC or any other local, state or federal governmental agency for any claim otherwise subject to the release set forth in this Agreement, with the exception of monetary recovery on whistleblower awards.
4.Non-Disparagement.  You agree, on behalf of yourself, your agents, assignees, attorneys, heirs, executors and administrators, except as expressly permitted in Section 3 or herein, not to make any oral or written communication publicly, on social media, or to any person or entity, including but not limited to any media outlet, industry group, or current or former customer of any Releasee, which has the effect of damaging the reputation of, or otherwise working in any way to the detriment of, the Company, the Releasees, or the Company’s products and services.  Nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.
5.Return of Company Property.  By signing this Agreement, you represent that you have returned all Company property, including but not limited to (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its Affiliates (as defined in the Employment Agreement) that were in your possession, subject to your control or held by you for others; and (b) all property or equipment that you have been issued by the Company or any of its Affiliates during the course of your employment or property or equipment that you otherwise possessed, including any keys, credit cards, office or telephone equipment, computers (and any software, power cords, manuals, computer bag and other equipment that was provided to you with any such computers), tablets, smartphones, and other devices. You acknowledge that you are not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and are not authorized to retain any property or equipment of the Company or any of its Affiliates. You further agree that you will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its Affiliates

Exhibit 10.1

that has been or is inadvertently directed to you following the date of the termination of your employment, and that you have provided the Company with account information for any credit card, phone or other account for which the Company or any of its Affiliates may have any obligation.
6.Restrictive Covenants.
(a)Non-Disclosure, Non-Use. You agree that you have not and will not disclose or use at any time any Confidential Information of which you became aware or informed during your employment with the Company. “Confidential Information” includes, but is not limited to, the Company’s or its affiliates’ trade secrets, non-public information about the business operations of the Company or its affiliates, their products, fees, costs and pricing structures and strategies, designs, analyses, drawings, photographs and reports, computer software, including operating systems, applications and program listings, flow charts, manuals and documentation, databases, accounting and business methods, inventions, devices, research and development, product roadmaps, customer and client information including lists and the preferences of and negotiations with customers and clients, copyrightable works, production and manufacturing methods, processes, technology and trade secrets, and similar related information in whatever form, and information received from a third party by the Company under a duty of confidentiality.
(b)Non-Solicitation.  You agree that for three (3) months after the Separation Date, you will not, directly or indirectly, (i) solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee or independent contractor of the Company or any of its affiliates to leave the employ or service of the Company or any of its affiliates or in any way interfere with the relationship between the Company or any of its affiliates and any employee or independent contractor thereof; and (ii) influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any of its affiliates (collectively, the “Customers”) to divert their business away from the Company or any of its affiliates, or otherwise interfere with, disrupt, or attempt to disrupt the business relationships between the Company and/or any of its affiliates and the Customers.
(d)Reasonableness. You acknowledge that the restrictions contained in this Section are reasonable in scope, time, and geography.  If any court of competent jurisdiction determines that any provision of this this Section is unenforceable the parties agree that this Section should be interpreted to extend only over the maximum period of time or range of activities or geographic scope as to which it may be enforceable.
(e)Irreparable Harm. You and the Company agree that your violation of any of the provisions of this Section would cause the Company irreparable harm beyond what could reasonably or adequately be compensated in damages, and that the Company would therefore be entitled (in addition to the Company’s other remedies) to an injunction, declaratory judgment or restraining order against any such violation or threatened violation.

Exhibit 10.1

7.Confidentiality.  You promise to keep the terms of this Agreement confidential except (a) that you may disclose the terms to your immediate family and any financial or legal advisors if they agree to be bound by this confidentiality provision; and (b) to the extent disclosure is required by applicable law.
8.Defend Trade Secrets Act Notice.  Federal law provides that you cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The law further provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.
9.Non-Admission.  The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by the Company or the Releasees of any liability, error, violation or omission.
10.Assistance.  You promise to assist the Company with any investigation or legal claim relating to your employment by making yourself available upon reasonable notice for interviews or testimony.  If your cooperation requires you to incur expenses, the Company will reimburse you if you provide appropriate documentation.
11.Internal Revenue Code Section 409A.  You agree that this letter agreement will be interpreted to avoid any reasonably avoidable liability under Section 409A of the Internal Revenue Code (Section 409A).  You agree that if your time period to sign it (plus any revocation period) begins in one calendar year and ends in the next calendar year, you will not receive any compensation for signing the agreement until the second calendar year (even if you sign sooner).  You agree that, if you are a “specified Executive” within the meaning of Section 409A, payment of your compensation for signing the agreement shall be delayed to the extent Section 409A so requires.  You, not the Company, are responsible for any tax penalties imposed on you.
12.Reformation; Severability.  The provisions of this Agreement and the provisions of the Employment Agreement that remain in full force and effect are severable, and in the event that any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, the parties agree that a court shall reform such provision to render it valid and enforceable to the extent necessary to protect the Company’s legitimate business interests, and that such reformation shall not affect the validity or enforceability of the remaining provisions, which shall remain valid and enforceable to the fullest extent permitted by law.
13.Execution.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.  A facsimile or PDF signature shall be deemed an original and valid signature.
14.Miscellaneous.

Exhibit 10.1

(a)You agree that this is an individually negotiated agreement, and not part of any continuing arrangement, plan, scheme or program.

(b)You acknowledge that this Agreement constitutes an articulation of all pay and benefits to which you are entitled, and that you are not entitled to any other payments, benefits or privileges that have not been specifically included in this Agreement.
(c)You further represent, warrant, and acknowledge that you have received all wages, bonuses, commissions, expense reimbursement, equity compensation, vacation pay or any other compensation or benefits of any kind due and owing through the Separation Date, and that you are not entitled to any additional payments or compensation except as specifically provided in this Agreement.
(d)This Agreement supersedes all prior written, verbal, or implied agreements between you and the Company.
(e)This Agreement may not be modified except in writing signed by you and an authorized officer of the Company.  This Agreement shall be construed under the laws of the State of Texas and shall be binding upon you and your heirs and personal representatives, and the Company and its agents, successors and assigns.
(f)You acknowledge that before entering this Agreement you were offered a period of at least twenty-one (21) days to consider it and to consult with an attorney or other advisor of your choice and that, by this Agreement, you were advised to do so.
(g)You further acknowledge that you have entered into this Agreement knowingly and voluntarily, that you have read and understood this Agreement, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein.
(h)You may rescind your acceptance of this Agreement by providing written notice of your decision to rescind to me by email at mhiggins@tiltholdings.com. Your written notice of rescission must be received within seven (7) days of your execution of this Agreement.  This Agreement shall not become effective until this rescission period has expired without your having rescinded the Agreement.

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Exhibit 10.1

If you choose to accept this Agreement, please sign and date below where indicated and return it to me by email at [***] on or before November 4, 2024.

Sincerely,

/s/ Tim Conder

Tim Conder

Chief Executive Officer

TILT Holdings Inc.

I understand that by signing this letter agreement I am entering into an important, legally binding agreement that includes a general release of claims and other important provisions.  I have carefully read and considered the letter agreement.  I have had an opportunity to consult with a lawyer about it.  I hereby agree to all of the terms and conditions of this letter agreement.

/s/ Christopher Kelly

Christopher Kelly

Date:  October 25, 2024